NEWS RELEASE

Innovative Card Technologies Announces Third Quarter Results
InCard DisplayCard developer posts $1 million in revenue for second consecutive quarter

Third Quarter Highlights
•	Achieved second consecutive $1M+ revenue quarter
•	Posted positive gross margins for the second consecutive quarter
•	Filed third patent of the year

Los Angeles, CA – November 16, 2009 – Innovative Card Technologies, Inc. (OTCBB: INVC), developers of the breakthrough InCard DisplayCardTM security device for e-banking, e-commerce, and data access, announced third quarter financial results.   For the second consecutive quarter, the company achieved sales of over $1 million in revenue. InCard took in $1,011,760 in the third quarter of 2009, compared with $840,098 in the third quarter of 2008.

For the nine months ended September 30, 2009, InCard reported revenue of $2.84 million, versus $1.86 million revenue in the prior year period. Also, for the comparable year-over-year period, the company reduced its operating expenses by $3.3 million, or 57%, and reduced the company’s consumption of cash by more than $7.7 million, or 95%.

"We achieved our second million dollar-plus revenue quarter, while keeping our operating expenses at a fraction of those in previous years” said Richard Nathan, President and CEO of InCard Technologies. Nathan continued, “The company filed one additional patent in the third quarter and plans to file its fourth patent application of the year in the fourth quarter. These filings support InCard’s mission to provide total intellectual property protection for its new line of products, the first of which will be introduced in the fourth quarter.”

The InCard DisplayCard is the world’s only mass-produced display-bearing electronic credit card featuring the UL consumer safety mark. The card is used by banks, traders, and online vendors to authenticate customer identity during online transactions. It is also used by various enterprise organizations worldwide to authenticate employee access to electronic information systems.

About Innovative Card Technologies
Innovative Card Technologies, Inc. (OTCBB: INVC) was founded in 1993 to add advanced features to payment cards. The company’s InCard DisplayCard enables dual-factor authentication in a convenient credit card form-factor.   The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an embedded integrated circuit, battery, and switch. This screen displays a one-time password to verify the presence of the card during online and data systems login. www.incard.com.

Investor Relations
Jose Castaneda
720-733-0052, ir@incard.com

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to InCard as of the date hereof, and InCard has not assumed any duty to update these forward-looking statements to reflect events or circumstances after the date of this document.  A discussion of various factors that could cause InCard’s actual results to differ materially from those expressed in such forward-looking statements is included in InCard’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10K, dated May 15, 2009.

INNOVATIVE CARD TECHNOLOGIES
US BANK TOWER • 633 WEST 5TH ST, SUITE 2600 • LOS ANGELES, CA • 90071
PHONE: 213.223.2145 • FAX: 213.223.2147 • WWW.INCARD.COM